UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014 (February 25, 2014)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

4005 All American Way, Zanesville, Ohio (Address of principal executive offices)	43701 (Zip Code)

Registrant’s telephone number, including area code: (740) 452-2500

180 South Street, Suite 104, New Providence, New Jersey

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, James J. Kerstein resigned as a director of Axion International Holdings, Inc. (the “Company”).

On February 25, 2014, James J. Kerstein resigned as the Company’s Chief Technology Officer.

On and effective as of February 26, 2014, Claude Brown Jr. was appointed as the Company’s Chief Operating and Technology Officer.

Mr. Brown, age 52, served from 2010 to 2013 as President of Eōvations, LLC, a new business venture focused on the development, production and launch of an innovative structural polymer technology which he spun-out of Dow Chemical. From 2007 to 2010 Mr. Brown worked at Dow Chemical as Director of Research and Development for both Dow Solar Solutions and Dow Building Solutions where he established technology and operations strategy for various building products and led their development and commercialization. In 2003, Mr. Brown joined Alcoa’s Home Exteriors as Vice President of Technology with responsibilities for materials research, process refinement, product development, regulatory services, production engineering and commercialization management. Prior to that, Mr. Brown served as both Vice President of Research and Development and Director of Engineering during his fourteen-year career with CertainTeed Corporation. Mr. Brown began his career in TRW’s Executive Development program which led to key assignments in automotive engine production, product development and eventually the Head of Quality for Norton Company’s Advanced Ceramics division. Mr. Brown earned his B.S. and M.S. degrees in Ceramic Engineering from the Ohio State University in 1983 and 1985, respectively.

There is no arrangement or understanding pursuant to which Mr. Brown was selected as Chief Operating and Technology Officer. There are no family relationships between Mr. Brown and any director or executive officer of the Company and there are no transactions between Mr. Brown and the Company that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 3, 2014	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer